EXHIBIT 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL THIRD QUARTER 2008 RESULTS

BIRMINGHAM, Ala. (November 20, 2007) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended November 3, 2007.

Financial Highlights
Net sales on a fiscal basis for the 13-week period ended November 3, 2007, decreased 0.02% to $129.6 million compared with $129.7 million for the 13-week period ended October 28, 2006.  Comparable store sales increased 1.2% on a comparable store, comparable week basis, while decreasing 6.6% on a fiscal basis.  Net income for the third quarter was $7.8 million compared with $9.9 million in the prior-year period.  Earnings per diluted share were $0.25 compared with $0.31 in the prior year.

Net sales on a fiscal basis for the 39-week period ended November 3, 2007, increased 4.7% to $377.9 million compared with $360.9 million for the 39-week period ended October 28, 2006.  Comparable store sales decreased 1.2% on a comparable store, comparable week basis, while decreasing 2.5% on a fiscal basis.  Net income for this period was $22.7 million compared with $25.5 million in the same period of fiscal 2007.  Earnings per diluted share were $0.71 compared with $0.78 in the prior period.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "Our third quarter earnings were at the high end of our forecasted range driven by comparable sales increases in apparel and footwear on a calendar basis. Our inventory is well positioned as we head into this very important holiday shopping season and the remainder of the year."

The measurement of sales on a calendar basis in comparable stores for the same calendar weeks is based on sales during the 13 weeks and 39 weeks ended November 3, 2007, in relation to the same weeks ended November 4, 2006.  Each quarter of fiscal 2008 starts one week later than the same quarter of fiscal 2007, due to the Company’s 2007 fiscal year having 53 weeks versus the normal 52 weeks.  This timing shift can have a significant impact on quarterly sales comparisons.

Hibbett opened 18 new stores and closed 2 stores during the third quarter, bringing the store base to 650 in 23 states as of November 3, 2007. The Company plans to open 42 to 46 stores and close 2 stores in the fourth quarter.  For fiscal 2008, the Company plans to open 86 to 90 stores and close approximately 9 stores.

Fiscal 2008 Outlook
For the fourth fiscal quarter ending February 2, 2008, the Company expects to report earnings per diluted share of $0.36 to $0.44 with low single-digit comparable store sales increase on a calendar basis and a mid-single-digit increase in comparable store sales on a fiscal basis. For fiscal 2008, the Company expects to report earnings of $1.07 to $1.15 per diluted share and a slightly positive comparable store sales increase on both a calendar and fiscal basis.

Stock Repurchase
During the third quarter, the Company repurchased 242,900 shares of common stock for a total expenditure of $5.7 million, bringing the total shares repurchased since the inception of the program in August 2004 to 5,276,713 shares for a total expenditure of $123.8 million.  Approximately $26.2 million of the total authorization remains for future stock repurchases as of the end of the third quarter of fiscal 2008.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 5:00 p.m. ET on November 20, 2007, to discuss the third quarter results.  The number to call for this interactive teleconference is (913) 981-5581.  A replay of the conference call will be available until November 27, 2007, by dialing (719) 457-0820 and entering the passcode, 5129048.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2008-third quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on November 20, 2007, beginning at 5:00 p.m. ET.  The online replay will follow shortly after the call and continue through November 27, 2007.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales), sale shifts and earnings expectations.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006
Net sales	$129,628	$129,658	$377,873	$360,935
Cost of goods sold, distribution center
and store occupancy costs	87,154	86,592	252,871	241,037
Gross profit	42,474	43,066	125,002	119,898
Store operating, selling and administrative
expenses	26,898	24,757	79,512	71,584
Depreciation and amortization	3,023	2,697	9,038	8,152
Operating income	12,553	15,612	36,452	40,162
Interest income, net	88	235	498	667
Income before provision for income taxes	12,641	15,847	36,950	40,829
Provision for income taxes	4,826	5,921	14,227	15,360
Net income	$7,815	$9,926	$22,723	$25,469

Net income per common share:
Basic earnings per share	$0.25	$0.31	$0.73	$0.79
Diluted earnings per share	$0.25	$0.31	$0.71	$0.78

Weighted average shares outstanding:
Basic	31,075	31,982	31,312	32,222
Diluted	31,554	32,440	31,823	32,742

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	November 3,	October 28,	February 3,
	2007	2006	2007
Assets
Cash and cash equivalents	$10,751	$12,740	$30,367
Short-term investments	292	502	-
Accounts receivable, net	4,600	5,358	4,651
Inventories, net	148,513	130,934	125,240
Prepaid expenses and other	8,674	2,853	6,631
Total current assets	172,830	152,387	166,889
Property and equipment, net	43,523	39,999	42,573
Other assets	7,428	3,931	3,391
Total assets	$223,781	$196,317	$212,853

Liabilities and Stockholders' Investment
Accounts payable	$52,592	$42,661	$42,016
Accrued expenses	10,774	11,497	18,445
Total current liabilities	63,366	54,158	60,461
Non-current liabilities	23,142	15,349	15,751
Stockholders' investment	137,273	126,810	136,641
Total liabilities and stockholders' investment	$223,781	$196,317	$212,853

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